Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

Jeff Macdonald
Communications
212-546-4824
jeffrey.macdonald@bms.com

BRISTOL-MYERS SQUIBB COMPANY REPORTS FINANCIAL RESULTS FOR THE

SECOND QUARTER AND FIRST HALF OF 2007

•	Posts Second Quarter 2007 GAAP EPS Growth to $0.36 and Non-GAAP EPS Growth to $0.37

•	Posts YTD 2007 GAAP EPS Growth to $0.71 and Non-GAAP EPS Growth to $0.74

•	Raises 2007 Full-Year GAAP and Non-GAAP EPS Guidance to $1.35 to $1.45 Reflecting Strong Sales Growth of Key Products and Cost Controls

•	Estimates Full-Year 2008 EPS of $1.60 to $1.70, Subject to Certain Assumptions

(NEW YORK, July 26, 2007) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the second quarter and six months ended June 30, 2007 and raised earnings guidance for the full year.

Bristol-Myers Squibb posted second quarter 2007 net sales of $4.9 billion, an increase of 1% over the same period in 2006. The company reported second quarter 2007 net earnings of $706 million, or $0.36 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to $667 million, or $0.34 per diluted share for the same period in 2006. On a non-GAAP basis excluding specified items, second quarter 2007 net earnings were $726 million, or $0.37 per diluted share, compared to $680 million, or $0.35 per diluted share for the same period in 2006. Generic clopidogrel bisulfate in the distribution channels is substantially depleted as reflected in the second quarter results.

“Since stepping into the role of chief executive 10 months ago, I have been struck by this organization’s desire to help patients prevail over serious disease, and encouraged by its continuing commitment to build shareholder value. The results of the past quarter have continued building that value,” said James M. Cornelius, chief executive officer, Bristol-Myers Squibb. “PLAVIX® reached $1 billion in quarterly sales in the U.S., and the continuing outstanding work in our R&D organization resulted in five new or supplemental drug applications accepted for U.S. regulatory review, including three in oncology. Importantly, for both Bristol-Myers Squibb and the research-based pharmaceutical industry, the courts reinforced intellectual property rights by upholding the validity of the PLAVIX® patent. And further enhancing our results, we continued to remain focused on cost savings and reinvesting in our business.”

For the six months ended June 30, 2007, net sales decreased 1%, including a 2% favorable foreign exchange impact, to $9.4 billion compared with net sales of $9.5 billion for the same period in 2006. On a GAAP basis, net earnings in the first six months of both 2007 and 2006 were $1.4 billion, while net earnings per diluted share in the first six months of 2007 were $0.71 compared to $0.70 for the same period in 2006. On a non-GAAP basis, excluding specified items, Bristol-Myers Squibb reported net earnings of $1.5 billion, or $0.74 per diluted share for the six months ended June 30, 2007, compared to $1.3 billion, or $0.67 per diluted share for the same period last year.

COMMITMENT TO SHAREHOLDER VALUE

Bristol-Myers Squibb increased its 2007 full-year GAAP and non-GAAP EPS guidance to $1.35 to $1.45, reflecting anticipated continued strong performance of several key products and continued focus on cost control. The GAAP guidance also reflects an expected gain on sale of product assets that will be classified as a specified item.

“An important component of our ongoing strategic review process is the transformation and streamlining of our company, which will help us maximize the resources that support delivering the full value of our pipeline and portfolio to shareholders. This transformation will include a comprehensive cost reduction program, incremental to current efforts that will include workforce reductions in some areas and the rationalization of some facilities. We will provide more details of our plans later this year,” said Mr. Cornelius. “We believe that our specialty pharmaceuticals focus, our growing investment in biologics and commitment to reducing our cost base will drive sales and earnings growth in the years ahead, and the strength of our business will help support the dividend.”

The company will present a comprehensive overview of its strategy, operations and pipeline at an investor meeting in December.

Additional details and assumptions about the company’s 2007 and 2008 guidance can be found on pages 9 through 11 of this release.

NEW PRODUCT AND PIPELINE DEVELOPMENTS

The company submitted applications to the U.S. and European regulatory authorities seeking to change the recommended starting dose of SPRYCEL™ to 100 mg once daily, from 70 mg twice daily, for patients with chronic-phase chronic myeloid leukemia with resistance or intolerance to prior therapy including imatinib. In July, the U.S. Food and Drug Administration (FDA) accepted the SPRYCEL™ supplemental New Drug Application (sNDA) for priority review, and the Committee for Human Medicinal Products of the European Medicines Agency (EMEA) granted a positive opinion on the company’s submission. The target action date for the SPRYCEL™ sNDA is mid-November, and a final EMEA decision is expected by September.

Two sNDAs for the atypical antipsychotic ABILIFY® were accepted by the FDA for priority review for the treatment of pediatric patients (13-17 years old) with schizophrenia in June and for the treatment of adults with major depressive disorder as adjunctive to antidepressant therapy in July.

In June, the FDA accepted a New Drug Application (NDA) for the investigational compound ixabepilone. The proposed indications for ixabepilone are as a monotherapy to treat patients with metastatic or locally advanced breast cancer after failure of an anthracycline, a taxane, and capecitabine and in combination with capecitabine to treat patients with metastatic or locally advanced breast cancer after failure of an anthracycline and a taxane. The NDA has been granted priority review, with a target action date in late October 2007.

In June, the FDA accepted a supplemental Biologics License Application (sBLA) for ERBITUX®. With this application, the company and ImClone Systems Incorporated (ImClone) seek to include evidence of improved overall survival in the product labeling for ERBITUX® in the third-line treatment of patients with metastatic colorectal cancer (mCRC). If the sBLA is approved, ERBITUX® would be the only biologic therapy to demonstrate overall survival as a single agent in patients with mCRC. The ERBITUX® sBLA has been granted a priority review, with a likely action date of early October 2007.

ORENCIA® was approved by the European Commission in May, and has received approval and/or reimbursement in several European markets, including the United Kingdom, Germany, Austria, Sweden, the Netherlands and Denmark.

The company and its partner AstraZeneca PLC (AstraZeneca) have decided to move the investigational compound dapagliflozin, a selective inhibitor of the sodium-glucose transporter 2 being studied for the treatment of diabetes, into Phase III testing based on results of Phase II clinical trials.

SECOND QUARTER RESULTS

•

Second quarter 2007 net sales increased 1% to $4.9 billion, including a 2% favorable foreign exchange impact compared to the same period in 2006. U.S. net sales increased 1% to $2.8 billion for the quarter compared to 2006, due to the continued growth of our key products and sales of newer products, mostly offset by the impact of generic clopidogrel bisulfate and increased generic competition for PRAVACHOL. International net sales increased 2% to $2.1 billion, including a 5% favorable foreign exchange impact.

•

Cost of products sold, as a percentage of net sales, decreased to 31.4% in the second quarter of 2007 compared to 32.2% in the same period in 2006. In the second quarter of 2006, the company reclassified into cost of product sold, $24 million or 0.5% as a percentage of sales, certain costs which were reported in marketing, selling and administrative expenses in the first quarter of 2006. In addition to the reclassification, the decrease was due primarily to sales growth of higher margin products.

•

Marketing, selling and administrative expenses increased by 2% to $1.2 billion in the second quarter of 2007 compared to the same period in 2006, due to a 2% increase resulting from the reclassification of certain costs in 2006 mentioned above.

•

Advertising and product promotion spending increased by 5% to $368 million in the second quarter of 2007 from $352 million in the same period in 2006, driven primarily by increased investments in the nutritional business as well as product introduction costs related to international pharmaceuticals.

•

Research and development expenses increased by 5% to $778 million in the second quarter of 2007 from $740 million in the same period in 2006. This increase primarily reflects higher licensing up-front and milestone payments and continued investments in late-stage compounds, partially offset by sharing of co-development costs with alliance partners AstraZeneca and Pfizer Inc.

INCOME TAXES

The effective income tax rate on earnings before minority interest and income taxes was 22.2% in the second quarter of 2007 compared to 23.1% in the second quarter 2006.

SPECIFIED ITEMS

In the three months ended June 30, 2007 and 2006, the company recorded specified income and expense items that affected the comparability of the results.

The pre-tax specified items in 2007 included:

•	$20 million of charges related to accelerated depreciation and downsizing and streamlining of worldwide operations

•	$17 million in upfront and milestone payments

•	$14 million charge for increase in reserves related to the settlement of a litigation

•	$26 million gain on sale of product assets

The pre-tax specified items in 2006 included:

•	$24 million in charges related to accelerated depreciation and downsizing and streamlining of worldwide operations

•	$14 million income from a settlement of a litigation matter

For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales remained relatively constant at $3.9 billion in the second quarter of 2007, including a 2% favorable foreign exchange impact, compared to the same period in 2006.

U.S. pharmaceutical sales increased 2% to $2.2 billion in the second quarter of 2007 compared to the same period in 2006, due to continued growth of key products and sales of newer products BARACLUDE®, ORENCIA® and SPRYCEL™, partially offset by the impact of generic clopidogrel bisulfate and increased generic competition for PRAVACHOL®.

International pharmaceutical sales decreased 3%, including a 5% favorable foreign exchange impact, to $1.6 billion for the second quarter of 2007 compared to the same period in 2006. The decrease was due primarily to a decline in PRAVACHOL® and TAXOL® sales resulting from increased generic competition in Europe, partially offset by increased sales of newer products including BARACLUDE®, ABILIFY® and SPRYCEL™. The company’s reported international sales do not include copromotion sales reported by its alliance partner, sanofi-aventis, for PLAVIX® and AVAPRO®/AVALIDE®, which continue to show growth in the second quarter of 2007.

Product Sales

•

Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with sanofi-aventis, increased 4%, including a 1% favorable foreign exchange impact, to $1,189 million in the second quarter of 2007 from $1,145 million in the same period in 2006. Sales of PLAVIX® increased 3% in the U.S. in the second quarter of 2007 to $1,015 million from $988 million in the same period in 2006 primarily due to increased demand. The company estimated the impact of the at-risk launch of generic clopidogrel bisulfate to be in the range of $50 million to $100 million for the second quarter of 2007 as inventory of generic clopidogrel bisulfate in the distribution channels was substantially depleted at June 30, 2007. Estimated total U.S. prescription demand for clopidogrel bisulfate (branded and generic) increased by 11% in the second quarter of 2007 compared to 2006, based on the revised methodology applied by IMS Health, which was issued on July 23, 2007. Estimated total U.S. prescription demand for branded PLAVIX® increased by 1% in the same period.

•

Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, also part of the sanofi-aventis alliance, increased 6%, including a 2% favorable foreign exchange impact, to $297 million in the second quarter of 2007 from $280 million in the same period in 2006. U.S. sales increased 2% to $170 million in the second quarter of 2007 from $167 million in the same period in 2006, primarily due to higher average net selling prices. Estimated total U.S. prescription demand decreased approximately 2% compared to 2006. International sales increased 12%, including a 6% favorable foreign exchange impact, to $127 million compared to $113 million in the same period in 2006.

•

Total revenue for ABILIFY®, an antipsychotic agent for the treatment of schizophrenia, acute bipolar mania and bipolar disorder, increased 27%, including a 2% favorable foreign exchange impact, to $412 million in the second quarter of 2007 from $324 million in the same period in 2006. U.S. sales increased 21% to $322 million in the second quarter 2007 from $267 million in the same period in 2006, primarily due to higher demand and higher average net selling prices. Estimated total U.S. prescription demand increased approximately 13% compared to the same period last year. International sales increased 58%, including an 11% favorable foreign exchange impact, to $90 million in the second quarter of 2007 from $57 million in the same period in 2006 due to continued growth across European markets. Total revenue for ABILIFY® primarily consists of alliance revenue representing the company’s 65% share of net sales in countries where it copromotes with Otsuka Pharmaceutical Co., Ltd.

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Sales of REYATAZ®, a protease inhibitor for the treatment of human immunodeficiency virus (HIV), increased 8%, including a 3% favorable foreign exchange impact, to $254 million in the second quarter of 2007 from $236 million in the same period in 2006. U.S. sales increased 13% to $138 million in the second quarter of 2007 from $122 million in the same period in 2006, primarily due to higher demand. Estimated total U.S. prescription demand increased approximately 13% compared to 2006. International sales increased 2%, including a 6% favorable foreign exchange impact, to $116 million in the second quarter of 2007 from $114 million in the same period in 2006.

•

Sales of ERBITUX®, which is sold by the company almost exclusively in the U.S., decreased 6% to $162 million in the second quarter of 2007 from $172 million in the same period in 2006, due to increased competition in the colorectal cancer market. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone.

•

Sales of the SUSTIVA® Franchise, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 21%, including a 3% favorable foreign exchange impact, to $233 million in the second quarter of 2007 from $193 million in the same period in 2006. U.S. sales increased 28% to $147 million in the second quarter of 2007 from $115 million in the same period in 2006, primarily due to higher demand. Estimated total U.S. prescription growth increased approximately 25% compared to 2006. International sales increased 10%, including a 7% favorable foreign exchange impact, to $86 million in the second quarter of 2007 from $78 million in the same period in 2006. Total revenue for the SUSTIVA® Franchise includes sales of SUSTIVA® as well as revenue from bulk efavirenz included in the combination therapy ATRIPLA™, which is sold through a joint venture with Gilead Sciences, Inc.

•

Sales of BARACLUDE®, an oral antiviral agent for the treatment of chronic hepatitis B, increased to $59 million in the second quarter of 2007 from $14 million in the same period in 2006, due to continued growth across all markets.

•

Sales of ORENCIA®, a fusion protein indicated for adult patients with moderate to severe rheumatoid arthritis launched in 2006, increased to $55 million in the second quarter of 2007 from $18 million in the same period in 2006.

•

Sales for SPRYCEL™, an oral inhibitor of multiple tyrosine kinases, were $35 million in the second quarter of 2007, compared to $21 million in first quarter of 2007. SPRYCEL™ was launched in the U.S. in July 2006 and in certain European markets beginning in the fourth quarter of 2006.

HEALTH CARE GROUP

The combined second quarter 2007 revenues from the Health Care Group increased 6%, including a 3% favorable foreign exchange impact, to $1.1 billion compared to the same period in 2006.

Nutritionals

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Worldwide Nutritional sales increased 7%, including a 3% favorable foreign exchange impact, to $620 million in the second quarter of 2007 from $582 million in the same period in 2006. U.S. Nutritional sales decreased 2% to $275 million in the second quarter of 2007, primarily due to decreased sales of infant formula and other pediatric nutritionals. International Nutritional sales increased 15% to $345 million in the second quarter of 2007, including a 6% favorable foreign exchange impact, primarily due to increased sales of toddlers and children’s nutritional products and ENFAMIL®, the company’s best-selling infant formula.

Other Health Care

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Worldwide ConvaTec sales increased 9%, including a 5% favorable foreign exchange impact, to $286 million in the second quarter of 2007 from $262 million in the same period in 2006. Sales of wound therapeutic products increased 11%, including a 5% favorable foreign exchange impact, to $119 million in the second quarter of 2007 from $107 million in the same period in 2006, primarily due to continued growth of AQUACEL®.

•	Worldwide Medical Imaging sales increased 2% to $171 million in the second quarter of 2007 from $168 million in the same period in 2006.

OUTLOOK FOR 2007 AND 2008

Bristol-Myers Squibb raises its 2007 earnings guidance for fully diluted earnings per share on a GAAP basis to be between $1.35 and $1.45 from the previous guidance of $1.24 to $1.34. The company also raises its 2007 fully diluted earnings per share guidance on a non-GAAP basis to be between $1.35 and $1.45 from the previous guidance of $1.30 to $1.40, reflecting anticipated continued strong performance of several key products and continued focus on cost control. In addition to these factors, the GAAP guidance also reflects an expected gain on sale of product assets that will be classified as a specified item.

The non-GAAP guidance excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

The company estimates its 2008 earnings per share guidance for fully diluted earnings per share on a fully diluted basis to be between $1.60 and $1.70, subject to certain assumptions and specified items discussed below. This guidance assumes, compared to 2007:

•	mid to high single-digit revenue growth primarily from new and in-line products, partially offset by the decline of mature brands;

•	slight improvement in gross margin;

•	mid single-digit growth in research and development costs;

•	all other operating expenses flat to 2007; and

•	effective tax rate will increase to the range of 22% to 24% in part due to a one-time benefit in 2007.

The financial guidance for 2008 further assumes no significant acquisitions or divestitures and that the company and its product partner, sanofi-aventis, maintain exclusivity for the PLAVIX® patent through at least 2008.

The guidance does not include restructuring charges that cannot be reasonably estimated at this time in connection with the company’s comprehensive cost reduction programs, including charges related to workforce reductions and the rationalization of some facilities. Further, the guidance excludes other specified items such as gains or losses from sale of businesses and product lines; from sale of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; co-promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; and significant tax events.

As previously disclosed, the composition of matter patent for PLAVIX®, which expires in 2011, is subject to litigation in the U.S. with Apotex Inc. and Apotex Corp. (Apotex). On June 19, 2007, the U.S. District Court for the Southern District of New York (District court) issued an opinion and order upholding the validity and enforceability of the patent, maintaining the main patent protection for PLAVIX® in the United States until November 2011. The District court also ruled that Apotex’s generic clopidogrel bisulfate product infringed the patent and permanently enjoined Apotex from engaging in any activity that infringes the patent, including marketing its generic product in the United States until after the patent expires. The amount of damages will be set at a later time. Apotex has appealed the decision to the U.S. Court of Appeals for the Federal Circuit

If Apotex were to prevail on appeal, the company could expect to face renewed generic competition for PLAVIX® promptly thereafter. There are other pending PLAVIX® patent litigations in the United States and in other less significant markets for the product. The company continues to believe that the PLAVIX® patents are valid and infringed, and with its alliance partner, sanofi-aventis, is vigorously pursuing these cases.

It is not possible at this time reasonably to assess the ultimate outcome of the appeal by Apotex of the patent litigation or of the other PLAVIX® patent litigations, or the timing of any renewed generic competition for PLAVIX® from Apotex or additional generic competition for PLAVIX® from other generic pharmaceutical companies. Loss of market exclusivity of PLAVIX® and/or the development of sustained generic competition would be material to the company’s sales of PLAVIX®, results of operations and cash flows, and could be material to the company’s financial condition and liquidity. PLAVIX® is the company’s largest product by net sales, and U.S. net sales for PLAVIX® were $2.7 billion and $3.2 billion in 2006 and 2005, respectively.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings and earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of businesses and product lines; from sale or write-down of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; co promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; costs of early debt retirement; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, a non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, changes in, variability in data provided by third parties, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing and sales, patent positions and the ultimate outcome of any litigation matter, including whether Apotex will prevail in its appeal of the District court’s decision in the PLAVIX® patent litigation. These factors also include the company’s ability to execute successfully its strategic plans, including its cost reduction programs, the expiration of patents on certain other products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on July 26, 2007 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at www.bms.com/ir or by dialing 913-981-4911. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, Communications, Jeff Macdonald, 212-546-4824, Communications, or John Elicker, 212-546-3775, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Pharmaceuticals	$3,851	$3,859	$7,308	$7,559

Nutritionals	620	582	1,226	1,147
Other Health Care	457	430	870	841

Health Care Group	1,077	1,012	2,096	1,988

Net Sales	$4,928	$4,871	$9,404	$9,547

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and six months ended June 30, 2007 compared to the three and six months ended June 30, 2006. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2007	2006	% Change	2007	2006	% Change	% Change in U.S. Total Prescriptions vs. 2006
Three Months Ended June 30,

Pharmaceuticals
Cardiovascular
Plavix	$1,189	$1,145	4%	$1,015	$988	3%	1%
Pravachol	132	323	(59)%	47	128	(63)%	(74)%
Avapro/Avalide	297	280	6%	170	167	2%	(2)%
Coumadin	52	55	(5)%	43	46	(7)%	(16)%
Virology
Reyataz	254	236	8%	138	122	13%	13%
Sustiva Franchise (total revenue)	233	193	21%	147	115	28%	25%
Baraclude	59	14	* *	20	9	122%	77%
Oncology
Erbitux	162	172	(6)%	160	172	(7)%	N/A
Taxol	95	149	(36)%	4	4	—	N/A
Sprycel	35	—	—	14	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	412	324	27%	322	267	21%	13%
Immunoscience
Orencia	55	18	* *	53	18	194%	N/A
Other Pharmaceuticals
Efferalgan	69	62	11%	—	—	—	N/A
Nutritionals
Enfamil	267	253	6%	177	174	2%	N/A
Enfagrow	70	59	19%	—	—	—	N/A
Other Health Care
Ostomy	150	141	6%	41	41	—	N/A
Wound Therapeutics	119	107	11%	36	34	6%	N/A
Cardiolite	106	105	1%	92	91	1%	N/A

(Continued)

	Worldwide Net Sales			U.S. Net Sales
	2007	2006	% Change	2007	2006	% Change	% Change in U.S. Total Prescriptions vs. 2006
Six Months Ended June 30,

Pharmaceuticals
Cardiovascular
Plavix	$2,127	$2,131	—	$1,802	$1,838	(2)%	(18)%
Pravachol	267	859	(69)%	104	430	(76)%	(82)%
Avapro/Avalide	567	513	11%	333	306	9%	(2)%
Coumadin	98	110	(11)%	81	93	(13)%	(16)%
Virology
Reyataz	517	443	17%	281	241	17%	15%
Sustiva Franchise (total revenue)	459	368	25%	291	223	30%	25%
Baraclude	104	25	* *	37	18	106%	98%
Oncology
Erbitux	322	310	4%	318	308	3%	N/A
Taxol	206	296	(30)%	8	8	—	N/A
Sprycel	56	—	—	24	—	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	778	607	28%	615	498	23%	13%
Immunoscience
Orencia	96	23	* *	93	23	* *	N/A
Other Pharmaceuticals
Efferalgan	150	130	15%	—	—	—	N/A
Nutritionals
Enfamil	521	490	6%	348	329	6%	N/A
Enfagrow	142	126	13%	—	—	—	N/A
Other Health Care
Ostomy	280	264	6%	75	75	—	N/A
Wound Therapeutics	226	205	10%	68	64	6%	N/A
Cardiolite	205	208	(1)%	179	182	(2)%	N/A

**	Change is in excess of 200%.

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(Unaudited, amounts in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net Sales	$4,928	$4,871	$9,404	$9,547

Cost of products sold	1,549	1,568	2,941	3,044
Marketing, selling and administrative	1,209	1,181	2,367	2,419
Advertising and product promotion	368	352	637	647
Research and development	778	740	1,585	1,490
Provision for restructuring, net	7	3	44	4
Litigation expense/(income), net	14	(14)	14	(35)
Gain on sale of product assets	(26)	—	(26)	(200)
Equity in net income of affiliates	(128)	(125)	(254)	(218)
Other expense, net (a)	—	56	22	93

	3,771	3,761	7,330	7,244

Earnings Before Minority Interest and Income Taxes	1,157	1,110	2,074	2,303
Provision for income taxes	257	256	343	584
Minority interest, net of taxes	194	187	335	338

Net Earnings	$706	$667	$1,396	$1,381

Earnings per Common Share

Basic	$.36	$.34	$.71	$.71
Diluted	$.36	$.34	$.71	$.70

Average Common Shares Outstanding:

Basic	1,968	1,960	1,965	1,959
Diluted	2,006	1,994	2,002	1,992

(a) Other expense, net
Interest expense	$107	$124	$216	$240
Interest income	(62)	(65)	(115)	(127)
Foreign exchange transaction (gains)/losses	(5)	23	3	11
Other, net	(40)	(26)	(82)	(31)

	$—	$56	$22	$93

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006

(Unaudited, dollars in millions)

Three months ended June 30, 2007

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation settlement expense, net	Gain on sale of product assets	Total
Litigation Matters:
Litigation settlement	$—	$—	$—	$14	$—	$14

Other:
Upfront and milestone payments	—	17	—	—	—	17
Accelerated depreciation	13	—	—	—	—	13
Downsizing and streamlining of worldwide operations	—	—	7	—	—	7
Gain on sale of product assets	—	—	—	—	(26)	(26)

	$13	$17	$7	$14	$(26)	25

Income taxes on items above						(5)

Reduction to Net Earnings						$20

Three months ended June 30, 2006

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation income, net	Total
Litigation Matters:
Commercial litigation	$—	$—	$—	$(14)	$(14)

Other:
Accelerated depreciation	20	1	—	—	21
Downsizing and streamlining of worldwide operations	—	—	3	—	3

	$20	$1	$3	$(14)	10

Income taxes on items above					3

Reduction to Net Earnings					$13

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE SIX MONTHS ENDED JUNE, 2007 AND 2006

(Unaudited, dollars in millions)

Six months ended June 30, 2007

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation settlement expense, net	Gain on sale of product assets	Total
Litigation Matters:
Litigation settlement	$—	$—	$—	$14	$—	$14

Other:
Upfront and milestone payments	—	97	—	—	—	97
Downsizing and streamlining of worldwide operations	—	—	44	—	—	44
Accelerated depreciation	29	—	—	—	—	29
Gain on sale of product assets	—	—	—	—	(26)	(26)

	$29	$97	$44	$14	$(26)	158

Income taxes on items above						(45)
Change in estimate for taxes on a prior year specified item						(39)

Reduction to Net Earnings						$74

Six months ended June 30, 2006

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation income, net	Gain on sale of product asset	Other expense, net	Total
Litigation Matters:
Insurance recovery	$—	$—	$—	$—	$(21)	$—	$—	$(21)
Commercial litigations	—	—	—	—	(14)	—	40	26

	—	—	—	—	(35)	—	40	5
Other:
Accelerated depreciation, asset impairment and contract termination	66	4	1	—	—	—	—	71
Downsizing and streamlining of worldwide operations	—	—	—	4	—	—	—	4
Upfront and milestone payments	—	—	18	—	—	—	—	18
Gain on sale of product asset	—	—	—	—	—	(200)	—	(200)

	$66	$4	$19	$4	$(35)	$(200)	$40	(102)

Income taxes on items above								52
Minority interest, net of taxes								(13)

Increase to Net Earnings								$(63)